Exhibit 10.2

IDEXX Laboratories, Inc.

Summary of 2006 Executive Bonus Plan

        The Compensation Committee of the Board of Directors of IDEXX Laboratories, Inc. (the “Company”) may approve the payment of discretionary bonuses to each of the Company’s executive officers for performance during 2006. Each executive officer has a target annual performance bonus equal to a percentage of his or her base salary. The amount of the actual bonus paid, which may be from zero to 200% of the target, depends equally on (i) overall corporate performance against goals established at the beginning of the year by the Board of Directors and (ii) the officer’s success in achieving individual annual performance goals.

        Corporate and individual goals comprise annual financial objectives as well as non-financial goals that are intended to strengthen the business and support the Company’s capacity for sustained financial performance in future periods. Non-financial goals relate to achievement in the areas of new product and technology development, sales and marketing, organizational development, operational excellence and systems capability, quality, business development, and strategy formulation. In early 2007 the Compensation Committee will evaluate the Company’s and each individual executive officer’s performance against 2006 goals and determine a bonus for 2006 performance.

        The target 2006 bonus amount for each of the Company’s named executive officers (as defined in item 402(a)(3) of Regulation S-K) is set forth in the table below.

	2006 Target Bonus
	% of Base Salary	Amount
Jonathan W. Ayers	100%	$600,000
President and Chief Executive Officer
William C. Wallen, PhD	70%	$245,000
Senior Vice President and Chief Scientific Officer
Merilee Raines	60%	$156,000
Corporate Vice President and Chief Financial Officer
Robert S. Hulsy	60%	$156,000
Corporate Vice President Laboratory Services
Laurel E. LaBauve	60%	$141,000
Corporate Vice President Worldwide Operations